Exhibit 99.1

Tel-Instrument Electronics Corp. Announces Fourth Quarter Earnings Date, Preliminary Guidance for First Quarter 2016 Revenues and Introduces the TR-36 Communications/Navigation Test Set

East Rutherford, NJ – June 1, 2015 – Tel-Instrument Electronics Corp. (“Tel”, “Tel-Instrument” or the “Company”) (NYSE-MKT: TIK) announced that it plans to file its Annual Report on Form 10-K for the 2015 fiscal year ended March 31, 2015 during the week of June 22, 2015. For the first quarter ending June 30, 2015, Tel expects revenues to exceed $5.5 million, representing a 75% increase over year ago revenues.

As previously communicated, Tel will report record fourth quarter revenues of $6.4 million, and expects solid profitability for the quarter. The results for the full year are still expected to show a modest loss as the improved results for the second half of the year did not fully offset the slow start during the prior fiscal year.

Tel is also announcing the introduction of its TR-36 Communications/Navigation test set for the commercial/military marketplace.

Jeff O’Hara, Tel’s President and CEO noted, “Our Company has done a solid job of improving its revenues and profitability during calendar year 2015, despite encountering continuing delays related to the U.S. Army’s authorization of  full production for the TS-4530A SETS. Tel has met all of its contractual requirements for this program, but we continue to wait for final U.S. Army approvals, which we believe will occur in the next two months. We continue to aggressively compete for additional large domestic and overseas Mode 5 orders, and expect most of these orders to be placed in the 2016-2022 timeframe due to the January 1, 2020 mandate for decertifying Mode 4 IFF.  Additionally, Tel continues to invest in research and development, and is diligently working on new commercial and military products to further broaden our product line. We are particularly excited to introduce the TR-36 Communications/Navigation test set, which is the initial commercial/military offshoot of our CRAFT product line. We believe that this new test set provides market leading test capabilities in a small rugged package and will be solid product for both commercial and military users.”

About Tel-Instrument Electronics Corp

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso	John Nesbett or Jennifer Belodeau
	Tel-Instrument Electronics Corp.	Institutional Marketing Services (IMS)
	(201) 933-1600	(203) 972-9200
jnesbett@institutionalms.com